Exhibit 99.1

Congressman Tony Coelho Joins AudioEye Board of Directors

Seasoned senior executive to play key strategic role in expanding digital media access for disabled Americans

TUCSON, Arizona — (Marketwired) — June 11, 2014 - AudioEye®, Inc. (OTCQB: AEYE) (“AudioEye” or the “Company”), creator of the Audio Internet™ patented audio browsing and automated publishing technology platform, today announced that Congressman Tony Coelho has joined the Company’s Board of Directors.

“We are very proud to welcome Tony to our Board of Directors,” stated Paul Arena, Executive Chairman of AudioEye, Inc.  “He brings to our Board vast government experience, and his efforts supporting Americans with disabilities are exemplary.”

Congressman Coelho commented, “I am pleased to join AudioEye’s Board and to be associated with a technology that has long been needed by persons with disabilities seeking to access the Internet.  The Company’s Audio Internet technology platform will not only allow those with disabilities to access digital information more efficiently, but it will also expand their skill sets in the workplace community.”

Mr. Coelho was a member of the U.S. House of Representatives from 1978 to 1989. After leaving Congress, he joined Wertheim Schroder & Company, an investment banking firm in New York, as President and CEO of Wertheim Schroder Financial Services. From October 1995 to September 1997, Mr. Coelho founded and served as Chairman and CEO of an education and training technology company that he subsequently sold. Since 1997, Mr. Coelho has worked independently as a business and political consultant.  He also served as Chairman of the President’s Committee on Employment of People with Disabilities from 1994 to 2001, after previously serving as Chairman of the Board of the Epilepsy Foundation.  Mr. Coelho is also a member of the Board of Directors of Service Corporation International, Inc. and Warren Resources, Inc.  The Company believes that Mr. Coelho should serve as a Director because of his political acumen and contacts, as well as his executive, financial and business experience.

In November 1978, Coelho was elected into the 96th Congress. He was later elected to five succeeding Congresses and served as House Majority Whip in his last term.  While he served on the Agriculture, Interior, Veterans Affairs, and Administration Committees, Mr. Coelho specialized in the rights of disabled Americans throughout his tenure in Congress.  While in the House, he was also a member of the Congressional Hispanic Caucus.

Mr. Coelho was credited by Congressional colleagues as the author of the Americans with Disabilities Act (“ADA”), which was signed into law by President George H.W. Bush. By 1994, four years after the law’s passage, the U.S. Census Bureau reported that some 800,000 more people with severe disabilities had found employment than were employed when the ADA was first enacted.

President Bill Clinton appointed Mr. Coelho to serve as Chairman of the President’s Committee on Employment of People with Disabilities, a position he held from 1994 to 2001.  He also served as Vice Chair of the National Task Force on Employment of Adults with Disabilities. In 1998, President Clinton appointed Mr. Coelho to the position of United States Commissioner General at the 1998 World Expo in Portugal.  President Clinton also appointed Mr. Coelho Co-Chair of the U.S. Census Monitoring Board.

Congressman Coelho established a lecture series at New York Law School on Disability Employment Law & Policy. He has also endowed a chair in Public Policy at the University of California in Merced and a chair on pediatric epilepsy at UCLA.  He is a former chairman and current member of the Board of Directors of the American Association of People With Disabilities.

Mr. Coelho joins the Audio Board of Directors in place of Sean Bradley, co-founder and Chief Technology Officer of the Company.  The efforts of Mr. Bradley are greatly appreciated, and he will continue to serve the Company’s shareholders in the CTO role.

About AudioEye, Inc.

Incorporated in 2005, AudioEye focuses on working to improve the mobility, usability and accessibility of all Internet-based content through the development, sale, licensing and use of its proprietary accessibility technologies. Audio Internet® is a technology that utilizes patented architecture to deliver a fully accessible audio equivalent of a visual or mobile website in a compliant format that can be navigated, utilized, interacted with and transacted from, without the use of a monitor or mouse, by individuals with visual impairments. For individuals with hearing impairments, Audio Internet® provides captioning for websites, and the challenges of reaching those with other impairments are also addressed by the technology platform.

Complete with an ever-growing suite of utilities tailored to the needs of different disabled users, the AudioEye® Audio Internet® Accessibility Platform is a fully scalable cloud-based solution designed and developed to meet the needs and compliance mandates for an ever-growing demographic.

AudioEye’s common stock trades on the OTCQB under the symbol “AEYE”. Please visit www.audioeye.com for more information.

Forward-Looking Statements

This release includes forward-looking statements contained within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond the Company’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in the Company’s Form 10-K and other reports filed with the SEC. AudioEye, Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Nathaniel Bradley, CEO, AudioEye, Inc. at (866) 331-5324

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com